Registration No. 333-97261

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEINWAY MUSICAL INSTRUMENTS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	35-1910745
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 South Street, Suite 305

Waltham, Massachusetts 02453

(781) 894-9770

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

STEINWAY MUSICAL INSTRUMENTS, INC. AMENDED AND RESTATED 1996 STOCK PLAN

(Full Title of the Plans)

Mr. Dennis M. Hanson

800 South Street, Suite 305

Waltham, Massachusetts 02453

(781) 894-9970

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Patrick J. Dooley, Esq.

Ron E. Deutsch, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-1080

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-8 (File No. 333-97261) (the “Registration Statement”) filed by Steinway Musical Instruments, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on July 29, 2002, registering 721,750 shares of the Company’s Ordinary Common Stock, par value $0.001 per share, issuable under the Company’s Amended and Restated 1996 Stock Plan.

On August 14, 2013, Pianissimo Holdings Corp., a Delaware corporation (“Parent”), Pianissimo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Acquisition Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). The Certificate of Merger was filed with the Secretary of State of the State of Delaware on September 19, 2013, and the Merger became effective on such date.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company previously registered but not sold or otherwise issued as of the filing of this Post-Effective Amendment No. 1 under the Company’s Amended and Restated 1996 Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on October 3, 2013.

STEINWAY MUSICAL INSTRUMENTS, INC.

By:	/s/ Dennis M. Hanson

	Name:	Dennis M. Hanson

	Title:	Chief Financial Officer and General Counsel

(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: October 3, 2013	By:	/s/ Michael T. Sweeney

		Name:	Michael T. Sweeney

		Title:	Director and Chief Executive Officer

(Principal Executive Officer)

Dated: October 3, 2013	By:	/s/ Dennis M. Hanson

		Name:	Dennis M. Hanson

		Title:	Chief Financial Officer and General Counsel

(Principal Financial Officer)

Dated: October 3, 2013	By:	/s/ Donna Lucente

		Name:	Donna Lucente

		Title:	Chief Accounting Officer

(Principal Accounting Officer)

Dated: October 3, 2013	By:	/s/ Michael Waldorf

		Name:	Michael Waldorf

		Title:	Director

Dated: October 3, 2013	By:	/s/ Kevin Swanson

		Name:	Kevin Swanson

		Title:	Director